Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Signet Jewelers Limited:
We consent to the incorporation by reference in the registration statements (Nos. 333-159987, 333-153435, 333-09634, 333-134192, 333-12304, 333-153422 and 333-08964) on Form S-8 and No. 333-195865-18 on Form S-3 of Signet Jewelers Limited and subsidiaries of our report dated March 26, 2015, with respect to the consolidated balance sheets of Signet Jewelers Limited and subsidiaries as of January 31, 2015 and February 1, 2014, and the related consolidated income statements, statements of comprehensive income, statements of cash flows, and statements of shareholders’ equity for the 52 week periods ended January 31, 2015 and February 1, 2014, and the 53 week period ended February 2, 2013, and the effectiveness of internal control over financial reporting as of January 31, 2015, which report appears in the January 31, 2015 annual report on Form 10-K of Signet Jewelers Limited and subsidiaries.
/s/ KPMG LLP
Cleveland, Ohio
March 26, 2015